SCHEDULE 14A INFORMATION

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CENTER BANCORP, INC.

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CENTER BANCORP, INC.

Corporate Headquarters

2455 Morris Avenue

Union, New Jersey 07083

(908) 688-9500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 24, 2012

To Our Shareholders:

The Annual Meeting of Shareholders of Center Bancorp, Inc. ("Center Bancorp" or the "Company") will be held at Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey on Thursday, May 24, 2012, at 9:00 a.m., for the following purposes:

1.     To elect ten directors for a one year term.

2.     To ratify the appointment of ParenteBeard LLC as the Company's independent registered public accounting firm for 2012.

3.     To vote, on an advisory basis, to approve the executive compensation of Center Bancorp's named executive officers, as described in this proxy statement.

4.     To vote, on an advisory basis, on how often Center Bancorp will conduct an advisory vote on executive compensation.

5.     To transact such other business as may properly come before the Annual Meeting.

Only holders of record of Center Bancorp common stock at the close of business on April 2, 2012 will be entitled to notice of and to vote at the Annual Meeting. Each share of Center Bancorp's common stock is entitled to one vote.

Please complete, sign, date and return the accompanying proxy in the enclosed postage paid envelope at your earliest convenience.

You are cordially invited to attend the Meeting.

Important notice regarding the availability of proxy materials for the 2012 annual meeting of shareholders: This Proxy Statement for the 2012 Annual Meeting of Shareholders and our 2011 Annual Report to Shareholders are available at: http://www.rtcoproxy.com/cnbc

By Order of the Board of Directors

/s/ Anthony C. Weagley
Anthony C. Weagley
Dated: April 16, 2012	President and CEO

CENTER BANCORP, INC.

2455 Morris Avenue, Union, New Jersey 07083

PROXY STATEMENT

We are providing this proxy statement to you in connection with the solicitation by our Board of Directors of proxies to be used at our annual meeting of shareholders to be held at Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey at 9:00 a.m. on Thursday, May 24, 2012, and any adjournments of that meeting. We are first sending copies of this proxy statement and the enclosed proxy card to our shareholders on or about April 16, 2012. Unless we indicate otherwise, all references to "we", us" and "our" and other similar terms are references to Center Bancorp, Inc.

Only holders of record of Center Bancorp common stock at the close of business on April 2, 2012, a date which we refer to as  the record date, will receive notice of our annual meeting and will be entitled to vote at our annual meeting. For each matter that is presented to our shareholders at our annual meeting, you will be entitled to one vote for each share of our common stock that you own on the record date. On the record date, there were 16,332,327 shares of our common stock outstanding.

In a joint Schedule 13D amendment dated September 9, 2011, on behalf of Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., Broad Park Investors, LLC, Chewy Gooey Cookies, LP, LSBK06-08, L.L.C., Lawrence Seidman, clients of Lawrence Seidman, CBPS, L.L.C., Dennis Pollack, Veteri Place Corporation and 2514 Multi-Strategy Fund, L.P., such persons stated that as of September 9, 2011, they beneficially own a total of 3,692,604 shares of our common stock, representing 22.7% of the shares outstanding as of August 9, 2011.  Seidman and Associates, L.L.C., Seidman Investment Partnership, L.P., Seidman Investment Partnership II, L.P., LSBK06-08, LLC and Lawrence Seidman have an address of 100 Misty Lane, Parsippany, New Jersey 07054.  Mr. Seidman also has an address of 19 Veteri Place, Wayne, New Jersey 07470.  Broad Park Investors, L.L.C. and Chewy Gooey Cookies, L.P. have an address of 80 Main Street, West Orange, New Jersey 07052.  Mr. Pollack has an address of 825 Third Avenue, New York, New York 10022.  CBPS, LLC has an address of One Rockefeller Plaza, New York, NY 10020, and 2514 Multi-Strategy Fund, L.P. has an address of 15310 Amberly Drive, Suite 220 Tampa, Florida 33647.

The following table provides information regarding the beneficial ownership of our common stock by Leon G. Cooperman and certain of his affiliates:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Leon G. Cooperman
2700 No. Military Trail, Suite 230
Boca Raton, FL 33431
Omega Equity Investors, L.P.
88 Pine Street
Wall Street Plaza—31st Fl,
New York, NY 10005
Michael S. Cooperman
WRA Trust
	845,000	(1)	5.2%

(1)	Pursuant to a Schedule 13G amendment filed with the Securities and Exchange Commission on February 2, 2012, the persons listed in the table above share voting and dispositive power with respect to the shares noted in the table.

Other than as set forth above, we are not aware of any other person or entity that owned of record or beneficially more than five percent of our outstanding common stock as of the record date.

If you execute a proxy card, you may revoke your proxy at any time before it is exercised by either:

•	submitting a later dated signed proxy before the annual meeting is conducted; or

•	filing a written notice of revocation with our corporate Secretary either prior to the annual meeting or while the annual meeting is in progress but prior to the voting of your proxy: or

•	submitting a written ballot at the annual meeting.

All proxy cards that are properly executed and not revoked will be voted as specified in the proxy card. If a proxy is signed but no specification is given, the proxy will be voted in favor of the Board's nominees for election to the Board, in favor of Proposals 2 and 3 and with respect to Proposal 4, for “every two years.”

Center Bancorp, which we refer to from time to time in this proxy statement as the "Company" or "Center," will bear the cost of soliciting proxies. In addition to our soliciting proxies by use of the mail, our officers and employees or officers or employees of our bank subsidiary may solicit proxies by telephone, telegraph or personal interview, with nominal expense to us. We will also pay the standard charges and expenses of brokerage houses or other nominees or fiduciaries for forwarding proxy soliciting material to the beneficial owners of shares.

If holders of a majority of the outstanding shares of our common stock are present in person or by proxy, we will have a quorum, which means that we will be able to transact business at the annual meeting.  The election of directors will require the affirmative vote of a plurality of the common stock represented and entitled to vote at the annual meeting.  In other words, the ten persons who receive the highest number of votes will be deemed elected to our Board.  Proposals 2 and 3 will be approved if a majority of the votes cast at the annual meeting by shareholders represented and entitled to vote at the annual meeting are "for" these proposals. With respect to Proposal 4, the option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by the shareholders on an advisory basis. If any other matters are submitted to shareholders at the annual meeting, such matters will be deemed "approved" if they receive the affirmative vote of a majority of the votes cast at the annual meeting by shareholders represented and entitled to vote at the annual meeting.

For purposes of determining the votes cast with respect to any matter presented for consideration at the annual meeting, we will only count those votes which are cast "for" or "against" (or, with respect to Proposal 4, every one year, every two years or every three years). We will count abstentions and broker non-votes solely for the purpose of determining whether a quorum is present at the annual meeting.  Broker non-votes occur when brokers who hold their customers' shares in street name submit proxies for such shares on some matters, but not others.  Generally, this would occur when brokers have not received any instructions from their customers.  In these cases, the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically include the ratification of the independent registered public accounting firm, but not on non-routine matters.

PROPOSAL 1

ELECTION OF DIRECTORS

Our By-Laws provide that our Board will consist of not less than five nor more than twenty-five members. The exact number of directors is fixed and determined from time to time by resolution of the full Board or by resolution of the shareholders at any annual or special meeting.  Our Board has set the number of directors at ten as of the annual meeting. Frederick S. Fish was appointed to our Board on March 30, 2012, and he will stand for election at the annual meeting. One of our existing directors, Alan H. Straus, has decided that he will not stand for re-election at the annual meeting. Accordingly, all of the members of our current Board, other than Mr. Straus, will stand for re-election this year for a one year term.

Since the adoption of the Sarbanes-Oxley Act in July 2002, there has been a growing public and regulatory focus on the independence of directors. In response, Nasdaq adopted amendments to its definition of independence. Additional requirements relating to independence are imposed by the Sarbanes-Oxley Act with respect to members of the Audit Committee. As noted below, our Board has determined that the members of the Audit Committee satisfy all applicable definitions of independence. Our Board has also determined that the following members of our current Board (including all members of our Nominating and Compensation Committees) satisfy the Nasdaq definition of independence: Alexander A. Bol, Frederick S. Fish, James J. Kennedy, Howard Kent, Harold Schechter, Lawrence B. Seidman, Alan H. Straus, William A. Thompson and Raymond Vanaria.

Center does not contemplate that any nominee will be unable to serve as a director for any reason. Each of our Board's nominees has agreed to serve if elected. However, in the event that one or more of our Board's nominees should be unable to stand for election, discretionary authority is reserved to cast votes for the election of a substitute or substitutes selected by our Board of Directors and all proxies eligible to be voted for our Board's nominees will be voted for such other person or persons. Each of the nominees is also a member of the Board of Directors of our subsidiary, Union Center National Bank (the "Bank" or "UCNB").

The following table sets forth, for the ten nominees to our Board of Directors, their principal occupations for at least the past five years, their ages, the year in which they became a director of Center and UCNB, other director positions held currently or at any time during the last five years, the number of shares of our common stock which they beneficially owned as of January 31, 2012 and their percentage of common stock ownership as of January 31, 2012:

Name	Occupation	Age	Director Since	Shares of Common Sock Held Beneficially Directly and Indirectly		Percent of Shares Outstanding

Alexander A. Bol	Owner, Alexander A. Bol A.I.A. (architectural firm); Chairman of the Board of Center Bancorp and UCNB (2001-Present)	64	1994	132,646	(a)	0.81

Anthony C.Weagley	President and Chief Executive Officer of Center and UCNB from August 23, 2007 to Present; Vice President and Treasurer of Center Bancorp and Sr. Vice President and Cashier of UCNB (prior periods) (Mr. Weagley continued to serve as Chief Financial Officer of Center until March 27, 2008 and as Chief Financial Officer of UCNB until February 2008)	50	Director of Center since September 30, 2010; Director of UCNB since December 17, 2007	62,985		0.39

Frederick S. Fish	Managing Member, The Real Estate Equity Company, known as “Treeco” (partnership which develops, manages and has financial interests in 1.5 million square feet of retail shopping centers in NJ, NY, PA and MA; Director and Founding Member of American Spraytech (a contract filling and manufacturing company); General Partner of F.S. Fish Investment Company (private investment company)	67	March 30, 2012	0	(b)	-

James J. Kennedy	Managing Partner, KV1 Asset Management, LLC (hedge fund management company) (1998-Present); Vice-President, Chemical Bank Treasury & Capital Markets Group (swaps & options trading Manager) (1984-1990); Senior Managing Director, Fuji Capital Markets Corp (derivativesmarket-maker)(1990-1997)	56	2000	42,882		0.26

Howard Kent	Member, Real Estate Equities Group, LLC (real estate investment and management business)	64	2008	312,174	(c)	1.91

Nicholas Minoia	Member, Diversified Properties, L.L.C. (full-service real estate group)	56	2009	15,501		0.09

Harold Schechter	Self Employed Financial Consultant (November 2010 – Present) Chief Financial Officer, Global Design Concepts, Inc. (importer and distributor of accessories and handbags) (2005 - November 2010)	67	2007	17,134	(d)	0.10

Lawrence B. Seidman	Manager of various Investment funds; also a director of Stonegate Bank (January 2009-Present)	64	2007	3,770,642	(e)	23.09

William A. Thompson	General Manager, Uniselect USA (auto parts distributor) (2007-Present); Vice President of Thompson & Co. (auto parts distributor)	54	1994	90,510	(f)	0.55

Raymond Vanaria	Member, Malesardi, Quackenbush, Swift & Company, LLC (accounting firm); Vice-Chairman of the Board of Center Bancorp and UCNB (December 28, 2010-Present)	53	2007	77,884	(g)	0.48

(a)	Includes 2,342 shares owned by Mr. Bol's spouse.

(b)	While Mr. Fish did not own any shares of Center stock on January 31, 2012, in his Form 3 filed with the SEC on April 9, 2012, Mr. Fish indicates that he owns 10,500 shares of Center common stock.

(c)	Includes 234,254 shares owned jointly with Mr. Kent's spouse.
(d)	Includes 3,767 shares owned jointly with Mr. Schechter’s spouse.
(e)	See the description above regarding the 13D filing made by Mr.Seidman and others. The shares reflected in the table for Mr. Seidman reflect all shares beneficially owned by the persons named in the 13D filing as of January 31, 2012.

(f)	Includes 14,581 shares held by Mr. Thompson's spouse and children.
(g)	Includes 3,685 shares held by Mr. Vanaria's spouse and children.

The shares set forth in the table above include the following number of shares subject to options exercisable by April 1, 2012: Mr. Bol, 16,456 shares; Mr. Weagley, 14,226 shares; Mr. Fish, 0 shares; Mr. Kennedy, 22,410 shares; Mr. Kent, 5,210 shares; Mr. Minoia, 2,605 shares; Mr. Schechter, 8,683 shares; Mr. Seidman, 8,683 shares; Mr. Thompson, 16,498 shares; and Mr. Vanaria, 8,683 shares.

As of January 31, 2012, Vincent N. Tozzi, who has served as our Vice President, Treasurer and Chief Financial Officer since March 28, 2011, beneficially owned 592 shares of our common stock (or 0.00%), including 0 shares subject to options exercisable by April 1, 2012; Arthur M. Wein, our Vice President and Chief Operating Officer, beneficially owned 9,292 shares of our common stock (or 0.06%), including 0 shares subject to options exercisable by April 1, 2012; Mark S. Cardone, our Vice President and Branch Administrator, beneficially owned 11,363 shares of our common stock (or 0.07%), including 6,130 shares subject to options exercisable by April 1, 2012; and John J. Lukens, our Vice President and Senior Credit Administrator, beneficially owned 256 shares of our common stock (or 0.00%), including 0 shares subject to options exercisable by April 1, 2012.

As of January 31, 2012, the total number of shares of our common stock directly and beneficially owned by all of our directors and executive officers as a group as of such date (15 persons) amounted to 4,558,134 shares or 28% of the common stock outstanding, including 109,584 shares subject to options exercisable by April 1, 2012.

There is no family relationship, by blood, marriage or adoption, between any of the foregoing directors and any other officer, director or employee of Center Bancorp or Union Center National Bank.

Our Board's Compensation Committee consists of Alexander A. Bol (Chairman), Lawrence B. Seidman, Harold Schechter and William A. Thompson. The responsibilities of the Compensation Committee are set forth in the Compensation Discussion and Analysis set forth below.

Our Board's Audit Committee consists of Raymond Vanaria (Chairman), James J. Kennedy, Howard Kent, Harold Schechter and William Thompson. The Audit Committee has been established by our Board of Directors for the purpose of overseeing the accounting and financial reporting processes of Center Bancorp and audits of our financial statements and has responsibility for monitoring our financial reporting systems, reviewing our financial statements, hiring and discharging our independent accountants and supervising the relationship between Center Bancorp and our independent accountants.

Our Board's Nominating Committee consists of Alexander A. Bol (Chairman), Alan H. Straus, James J. Kennedy, Howard Kent, Harold Schechter, Lawrence B. Seidman, William A. Thompson and Raymond Vanaria. For additional information regarding the Nominating Committee, see "Nominating Committee Matters".

Our Board's Executive Committee consists of Alexander A. Bol (Chairman), Alan H. Straus, James J. Kennedy, Howard Kent, Harold Schechter, Lawrence B. Seidman, William A. Thompson and Raymond Vanaria. The Executive Committee generally performs the functions of the full Board for determinations requiring the vote solely of independent directors.

During 2011, the Compensation Committee met six times, the Audit Committee met six times, the Nominating Committee met one time, the Executive Committee met one time and our Board of Directors met 12 times. All directors attended at least 75% of the Board and committee meetings that they were required to attend.

Board Leadership Structure and Role in Risk Oversight

The Company currently has, and historically has had, an independent Chairman of the Board, separate from the Chief Executive Officer.  The Board believes it is important to have an independent director in a Board leadership position at all times. Having an independent Chairman enables non-management directors to raise issues and concerns for Board consideration without immediately involving management. The Chairman also serves as a liaison between the Board and senior management.  The Company's Board has determined that the current structure, an independent Chairman, separate from the Chief Executive Officer, is the most appropriate structure at this time.

The Audit Committee is responsible for overseeing risk management.  The full Board of Directors regularly engages in discussions about risk management and receives reports on this topic from executive management, other officers of the Company and the Chairman of the Audit Committee.  While the Board of Directors oversees risk management, management is responsible for the day-to-day risk management process.  The Company believes that its Board leadership structure supports this approach to risk management.

During 2011, the Company's Senior Risk Officer evaluated all of the compensation plans in which the Company's employees, including executive officers, participate, and reported to the Compensation Committee that none individually, or taken together, was reasonably likely to have a material adverse effect on the Company.  No component of compensation was considered to encourage undue risk.  The Compensation Committee accepted the Senior Risk Officer's report.  See "Compensation Committee Report."

Board Qualifications

The Board believes it is in the best interests of the Company and its stockholders for the Board to encompass a diverse range of talent, skill and expertise sufficient to provide sound and prudent guidance with respect to the Company's operations and interests. However, at all times a majority of the Board must be "independent directors" as defined from time to time by the listing requirements of the Nasdaq Global Select Market and any specific requirements established by the Board. Each director also is expected to:

- exhibit high standards of integrity, commitment and independence of thought and judgment;

- use his or her skills and experiences to provide independent oversight to the business of the Company;

- participate in a constructive and collegial manner;

- be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively;

- devote the time and effort necessary to learn the business of the Company and the Board; and

- represent the long-term interests of all shareholders.

In addition, the Board of Directors has determined that the Board as a whole must have the right diversity, mix of characteristics and skills for the optimal functioning of the Board in its oversight of the Company. The Board believes it should be comprised of persons with skills in areas such as:

- finance;

- sales and marketing;

- strategic planning;

- development of strategies for sustainability;

- human resources and diversity;

- safety;

- relevant industries, especially financial and real estate;

- leadership of large, complex organizations;

- legal;

- banking; and

- retail services.

In addition to the targeted skill areas, the Board looks for a strong record of achievement in key knowledge areas that it believes are critical for directors to add value to a Board, including:

- Strategy - knowledge of the Company's business model, the formulation of corporate strategies, knowledge of key competitors and local markets;

- Leadership - skills in coaching senior executives and the ability to assist the CEO in his development;

- Organizational Skills - understanding of strategy implementation, management processes, group effectiveness and organizational design;

- Relationships - understanding how to interact with regulatory agencies, investors, financial analysts, and communities in which the Company operates;

- Functional - understanding of finance matters, financial statements and auditing procedures, technical expertise, legal issues, information technology and marketing; and

- Ethics - the ability to identify and raise key ethical issues concerning the activities of the Company and senior management as they affect the business community and society.

As part of its periodic self-assessment process, the Board annually determines the diversity of specific skills and characteristics necessary for the optimal functioning of the Board in its oversight of the Company over both the short- and longer-term. The Board has adopted a policy regarding the director selection process that requires the Nominating Committee to assess the skill areas currently represented on the Board and those skill areas represented by directors expected to retire or leave the Board in the near future against the target skill areas established annually by the Board, as well as recommendations of directors regarding skills that could improve the overall quality and ability of the Board to carry out its function. The Committee then establishes the specific target skill areas or experiences that are to be the focus of a director search, if necessary. Specific qualities or experiences could include matters such as experience in banking, financial or technological expertise, experience in situations comparable to the Company's, leadership experience and relevant geographical experience. The effectiveness of the Board's diverse mix of skills and experiences is considered as part of each Board self-assessment.  See also "Nominating Committee Matters."

The Board considered the following attributes of its nominees in determining that each is qualified to serve as a director of Center Bancorp:

•	The leadership Mr. Bol has provided to Center Bancorp and Union Center National Bank for many years, his knowledge of the banking industry and of the Bank, and his stature in the community led the Board to conclude that this nominee should serve as a director of Center Bancorp.

•	Mr. Weagley was appointed as a director of Center Bancorp on September 30, 2010. His specific knowledge and understanding of the Company, Union Center National Bank, the Bank's marketplace and the community, gained through his years of service as President and Chief Executive Officer, and, in prior years, as Chief Financial Officer, led the Board to conclude that this nominee should serve as a director of Center Bancorp.

•	Mr. Fish was appointed as a director of Center Bancorp and Union Center National Bank on March 30, 2012. Mr. Fish’s extensive knowledge of, and experience in, the real estate industry, his familiarity with complex financial transactions and his significant involvement with various charitable endeavors, led the Board to conclude that this nominee should serve as a director of Center Bancorp.

•	Mr. Kennedy's business and financial experience and sophistication led the Board to conclude that this nominee should serve as a director of Center Bancorp.

•	Mr. Kent's knowledge about, and experience in, the real estate investment and management business led the Board to conclude that this nominee should serve as a director of Center Bancorp.

•	Mr. Minoia's experience as a principal of a full-service real estate group and his knowledge about the real estate market led the Board to conclude that this nominee should serve as a director of Center Bancorp.

•	Mr. Schechter's financial acumen and experience as a chief financial officer of an import and distribution business, and his ability to understand complex financial matters, led the Board to conclude that this nominee should serve as a director of Center Bancorp.

•	Mr. Seidman's financial background and experience as a manager of various investment funds over many years, and his knowledge of the banking industry, led the Board to conclude that this nominee should serve as a director of Center Bancorp.

•	Mr. Thompson's management and business experience led the Board to conclude that this nominee should serve as a director of Center Bancorp.

•	Mr. Vanaria's knowledge of financial and accounting matters, and his ability to understand and analyze complex financial issues, gained during his many years as an accountant, led the Board to conclude that this nominee should serve as a director of Center Bancorp.

The biographies of the nominees are contained in the table of nominees set forth above under "Proposal 1 - Election of Directors".

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

General

As part of the SEC's executive compensation disclosure requirements, issuers must provide a "Compensation Discussion and Analysis" in which issuers explain the material elements of their compensation of executive officers by describing the following:

•	the objectives of the issuer's compensation programs;

•	the conduct that the compensation programs are designed to reward;

•	the elements of the compensation program;

•	the rationale for each of the elements of the compensation program;

•	how the issuer determines the amount (and, where applicable, the formula) for each element of the compensation program; and

•	how each element and the issuer's decisions regarding that element fit into the issuer's overall compensation objectives and affect decisions regarding other elements of the compensation program.

Our compensation philosophy is dictated by the Compensation Committee of our Board of Directors. The duties and responsibilities of the Compensation Committee, which consists entirely of independent directors of the Board, are to:

•	provide guidance regarding the design of our employee benefit plans;

•	oversee the investments of our 401(k) plan and qualified pension plan;

•	establish the compensation of our chief executive officer;

•	with input from our chief executive officer, establish or recommend to our Board the compensation of our other executive officers;

•	monitor our overall compensation policies and employee benefit plans;

•	monitor our incentive plans for appropriate performance measures consistent with our overall strategic objectives; and

•	ensure that our incentive plans do not encourage unnecessary and excessive risk.

Our chief executive officer participates in determinations regarding the compensation and design of our benefit programs for all employees, but does not participate in setting his own compensation.

Our Compensation Objectives and the Focus of Our Compensation Rewards

We believe that an appropriate compensation program should draw a balance between providing rewards to executive officers while at the same time effectively controlling compensation costs.  We reward executive officers in order to attract highly qualified individuals, to retain those individuals in a highly competitive marketplace for executive talent and to incentivize them to perform in a manner that maximizes our corporate performance. Accordingly, we have sought to structure our executive compensation with a focus on pay-for-performance.  We seek to offer executive compensation programs that align each individual's financial incentives with our strategic direction and corporate values.

We view executive compensation as having three key elements:

•	a current cash compensation program consisting of salary and cash bonus incentives;

•	long-term equity incentives reflected in grants of stock options and/or restricted stock; and

•	other executive retirement benefits and perquisites.

These programs aim to provide our executives with an overall compensation package that is competitive with comparable financial institutions, and aligns individual performance with our long-term business objectives.

We annually review our mix of short term performance incentives versus longer term incentives, and incorporate in our compensation reviews the data from studies performed as to appropriate competitive levels of compensation and benefits.  We do not have set percentages of short term versus long term incentives.  Instead, we look to provide a reasonable balance of those incentives.

We also periodically "benchmark" our compensation programs to industry available databases and to a peer group.  The process has involved hiring independent compensation consulting firms to perform studies that employ the following processes:

•	gathering data from industry specific global and regional compensation databases based upon company size for each executive position;

•	determining an appropriate peer group of financial institutions based upon similar size and geography;

•	developing data points for salary and total cash compensation comparisons and equity opportunities;

•	averaging peer group and database statistics together to produce a relevant "market" at the data points for salary, total cash compensation and equity and comparing our positions to the "market" data;

•	evaluating other compensation components, including executive benefits as compared to competitive standards; and

•	comparing our compensation levels to the "market" and determining our relative positioning for competitiveness as to salary, total cash compensation and non-cash compensation.

Center's Compensation Committee has engaged Meyer Chatfield Compensation Advisors (MCCA), an independent compensation consulting firm strictly devoted to the community banking industry, as its outside consultant. During 2011, MCCA provided the Compensation Committee with a review of the compensation for the three most senior executives of the Company, including the CEO. The information provided was compiled from a number of national and regional salary surveys as well as comparable public peers. MCCA's executive compensation review assisted the Compensation Committee in its decision making related to executive compensation. The Committee evaluated the data presented, its relevance to Center and the recommendations of the consultant.

Compensation data for the following peer group was utilized by MCCA. The median assets for the peer group are $1,317,718, as compared to $1,207,154 for Center Bancorp.

•	First United Corp	•	Abington Bancorp

•	Severn Bancorp	•	ACNB Corp

•	Shore Bancshares, Inc	•	Ameri Serv Financial, Inc.

•	Ocean First Financial	•	Bryn Mawr Bank Corp

•	Peapack Gladstone	•	Citizens & Northern Corp

•	Unity Bancorp	•	CNB Financial Corp

•	Alliance Financial Corp	•	ESB Financial Corp

•	Berkshire Bancorp	•	First Chester County Corp

•	Canadaigua National Corp	•	Orrstown Financial Services

•	Suffolk Bancorp	•	Parkvale Financial Corp

•	Wilber Corp	•	Republic First Bancorp

MCCA assisted management with incentive arrangements for other non-NEO’s, specifically related to Residential Loan Origination to ensure compliance with Regulation Z, The Fair Labor Standards Act and the Dodd-Frank Act.. In addition, MCCA assisted the Committee in evaluating the inherent risk imbedded in the Company's incentive plans in compliance with TARP and other regulatory requirements.

MCAA indicated that Center's compensation of executives is below the median of the peer group, and recommended increases in salary and equity grants for Center's executives. The Compensation Committee determined to increase salaries for 2011, as reflected in the Summary Compensation Table, along with appropriate equity grants. The Compensation Committee's current goal is to continue to target the Market Median for salaries and gradually increase executive compensation over time in order to bring Center's executive compensation more in line with the median compensation of the peer group.

See "Other Compensation Committee Matters-Consultants" for additional information concerning the consulting services that were provided to us by MCCA in 2011.

Prior Participation in the Treasury's Capital Purchase Program

On January 12, 2009, the United States Treasury (the “Treasury”) purchased $10,000,000 of our non-convertible preferred stock (the “Preferred Shares”) under the Treasury’s Troubled Asset Relief Program (“TARP”) Capital Purchase Program. Participants in the Program were required to accept several compensation-related limitations associated with the Program. In August, 2011, we paid off all TARP Capital Purchase Program debt, and, accordingly, we are no longer subject to the compensation-related limitations imposed upon participants in the Program.

Specific Elements of Our Compensation Program

We have described below the specific elements of our compensation program for executive officers. The officers named in our Summary Compensation Table are referred to as the "Named Officers."

Salary. While consolidation continues within the banking industry, and recent experience continues to demonstrate that there remains a limited supply of qualified experienced executives, we believe that it is important that we retain a competitive salary structure in order to retain our existing qualified officers and maintain a base pay structure consistent with the structures utilized for the compensation of similarly situated executives in the industry and at similarly sized institutions. We maintain salary guidelines for our executive officers as part of a structured salary pay scale that is reviewed periodically based upon industry standards developed through studies by independent compensation consulting firms engaged by our Compensation Committee for that purpose. We believe that a key objective of our salary structure is to maintain reasonable "fixed" compensation costs by targeting base salaries at a competitive average, taking into effect performance as well as seniority. See "Our Compensation Objectives and the Focus of Our Compensation Rewards" for a description of the services provided by our compensation consultant for 2011.

None of the Named Officers was a party to an employment agreement with the Company or the Bank during 2011. We entered into a Non-Competition Agreement with Mr. Weagley, our CEO, dated December 2, 2010. On April 2, 2012, we entered into an Employment Agreement with Mr. Weagley, effective as of April 4, 2012. See "Agreements with Named Officers."

Short-Term Incentive Compensation. The Company currently has four active and distinct incentive plans, including one that was adopted in November of 2011 for certain residential mortgage lenders: The Achievement Incentive Plan (the “AIP”), Branch Manager Incentive Compensation Plan, Lender Incentive Plan and Mortgage Lender Incentive Plan. The AIP and Lender Incentive Plan are described below as they are the plans in which the Named Officers may participate.

Achievement Incentive Plan

Participants are recommended annually by the CEO and approved by the Board of Directors and historically include the CEO, Senior Vice Presidents, Vice Presidents, Assistant Vice Presidents and Assistant Cashiers. The plan provides the opportunity to earn cash awards expressed as a percentage of salary and range from 30% for the CEO to 10% for Assistant Cashiers. Individuals are assigned specific objectives throughout the year which comprise the individuals’ "personal" goals. These personal goals typically represent at least 50% of the total available payout and can range up to 100% of the total available payout under the plan. The other component may be a "Bank" goal and accounts for up to 50% of the total payout, but is usually no more than 25% of the total available payout. For 2009, 2010 and until August of 2011, the CEO was not eligible to participant due to TARP prohibitions. For 2011, the following performance criteria were identified with the potential percentage of incentive that could be earned:

Capital Generation	Up to 25% of award
Borrowing Costs	Up to 25% of award
OCC Exam Rating	Up to 25% of award
Net Income	Up to 25% of award
Individual Goal	Up to 100% of award

Each participant's possible award included one or more of the above criteria with the maximum amount possible not to exceed 100% of the potential award.

See "Grant of Plan Based Awards" for a description of the amounts that could have been earned under this plan by the Named Officers. No awards were made for 2011 because the goals were not met. The Compensation Committee granted Mr. Weagley a cash bonus for 2011 because of his contributions to the Company during the year.

Lenders Incentive Compensation Program

Participants include individual lending executives from the Chief Lending Officer to each individual lender who is in good standing and has received satisfactory performance evaluations. This incentive plan provides quarterly cash payments linked to nine different quantifiable measures or production objectives. The plan is tied to bank wide and individual performance. Payments under the plan can approach $40,000 per individual. The plan was modified in 2009 to incorporate "mitigators" to reduce the risk profile of the plan and implement additional controls.

Deposits Accounts	up to 10% of award
Fee Income Accounts	up to 10% of award
Loans Meet Interest Target	up to 10% of award
Risk Rating	up to 12.5% of award
ROA Portfolio Assets	up to 12.5% of award
OCC Examination	up to 10% of award
Net Charge Offs	up to 10% of award
Delinquencies on Loan Portfolios	up to 12.5% of award
Loan Review Didn't Downgrade Loan	up to 12.5% of award

Long-Term Incentive Compensation.  We provide long-term incentives to the Named Officers through our stock incentive plans. During 2011, our Named Officers were eligible to participate in our 2009 Equity Incentive Plan. We refer to that plan as our "2009 Stock Plan". From time to time, the Compensation Committee has granted stock options and/or restricted stock awards to our executive officers.  Stock options have been granted at an exercise price equal to the then current market price of our common stock.  Options and restricted stock awards under the 2009 Stock Plan are granted on an ad hoc basis taking into account financial performance and results. No options were granted to our senior executive officers in 2011. During 2011, restricted stock awards were granted to the CEO as part of his base compensation, the remainder of which was paid in cash.

In 2006, our Board established the Center Bank Open Market Share Purchase Incentive Plan, which we refer to as the "PIP".  We established the PIP in order to encourage ownership and retention of our common stock by our executive officers.  Under the PIP, any executive officer who applies up to 50% of his or her cash bonus to the purchase of our common stock in the open market will receive an additional cash amount to cover the Federal, State or local income taxes on the portion of the bonus used to make these purchases.  To be eligible for the bonus, the purchased shares must be held by the executive officer for at least 30 days. No open market purchases were made under the PIP for our Named Officers for 2011.

Other Elements of Compensation for Executive Officers.  In order to attract and retain qualified executives, we provide executives with certain benefits and perquisites, consisting primarily of retirement benefits through our 401(k) Plan, executive life insurance and automobile allowances.  Details of the values of these benefits and perquisites may be found in the footnotes and narratives to the Summary Compensation Table below.

Other Agreements

For many years, we had employment agreements with Anthony C. Weagley. He had an employment agreement that terminated on December 31, 2009. On April 2, 2012, we entered into an Employment Agreement with Mr. Weagley, effective as of April 4, 2012. Our Compensation Committee has entered into no formal employment agreements with any of our other executives as of the end of 2011. We entered into a Non-Competition Agreement with Mr. Weagley, our CEO, dated December 2, 2010. See "Agreements with Named Officers."

Compliance with Sections 162(m), EESA and 409A of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code denies a deduction to any publicly held corporation for compensation paid to certain "covered employees" in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. Certain performance-based compensation that has been approved by our shareholders is not subject to this limitation. As a result, stock options granted under our 2009 Stock Plan are not subject to the limitations of Section 162(m). However, restricted stock awards under our 2009 Stock Plan generally will not be treated as performance-based compensation. Restricted stock award grants made to date by us have not been at levels that, together with other compensation, approached the $1,000,000 limit. Also, since we retain discretion over bonuses under the AIP and the Loan Incentive Plan, those bonuses also will not qualify for the exemption for performance-based compensation. The Compensation Committee intends to provide executive compensation in a manner that will be fully deductible for federal income tax purposes, so long as that objective is consistent with overall business and compensation objectives. However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of our shareholders, after taking into consideration changing business conditions or the executive officer's performance.

While our Preferred Shares were outstanding, we were not permitted to take federal income tax deductions for compensation paid to the senior executive officers in excess of $500,000 per year, subject to certain exceptions.

It is also our intention to maintain our executive compensation arrangements in conformity with the requirements of Section 409A of the Internal Revenue Code, which imposes certain restrictions on deferred compensation arrangements.

Summary of Cash and Certain Other Compensation

The following table sets forth, for the years ended December 31, 2009, 2010 and 2011, a summary of the compensation earned by Anthony C. Weagley, our President and Chief Executive Officer, Richard Patryn, who served as our Chief Financial Officer from November 15, 2010 until March 28, 2011, when Vincent Tozzi was appointed as Vice President, Treasurer and Chief Financial Officer of Center, Vincent Tozzi, who has served as our Vice President, Treasurer and Chief Financial Officer since March 28, 2011, and our next three other most highly compensated executive officers who were employed by us as of December 31, 2011. We refer to the executive officers named in this table as the "Named Officers", we refer to Center Bancorp as "Center" and we refer to Union Center National Bank as "UCNB."

SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year (b)	Salary($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)

Anthony C. Weagley,	2011	341,324	73,260	25,006	-	-	54,546	29,046	523,182
President and Chief	2010	294,000	-	25,000	-	-	22,081	21,545	362,626
Executive Officer of Center and	2009	250,000	-	-	-	-	19,973	17,802	287,775
UCNB from August 23, 2007 to Present; Vice President and Treasurer of Center and Sr. Vice President and Cashier of UCNB (prior periods) (Mr. Weagley continued to serve as Chief Financial Officer of Center until March 27, 2008 and as Chief Financial Officer of UCNB until February 2008)

Vincent Tozzi	2011	157,500	-	-	-	-	-	3,210	160,710
Vice President, Treasurer and Chief
Financial Officer of Center, March 28, 2011 to Present

Francis R. Patryn	2011	128,695	-	-	-	-	21,001	7,701	157,397
Vice President, Chief Financial Officer	2010	111,910	-	-	-	-	11,368	5,778	129,056
Officer and Comptroller of Center and Vice President and Chief Financial Officer and Comptroller of the Bank (November 2010 to March 28, 2011); Vice President and Comptroller of the Bank (October 2006 to March 28, 2011)	2009	109,180	3,275	-	-	-	16,194	6,249	134,898

Arthur M. Wein	2011	175,329	-	-		-	-	15,183	190,512
Vice President and Chief Operating	2010	152,840	-	-	-	-	-	5,192	158,032
Officer of Center and Senior Vice President and Chief Operating Officer of the Bank (October 2009 to Present); Vice President and Business Development Officer of the Summit Region of the Bank (April 2009 to October 2009)	2009	67,483	-	-	-	-	-	415	67,898

Mark S. Cardone	2011	158,233	-	-	-	-	17,492	13,475	189,200
Vice President of Center and Senior	2010	141,159	-	-	-	-	7,076	13,230	161,465
Vice President and Branch Administrator of the Bank (2001 to Present)	2009	122,216	-	-	-	-	11,523	12,831	146,571

John J. Lukens	2011	151,985	-	-	-	-	7,579	10,243	169,807
Vice President and Senior Credit	2010	135,585	-	-	-	-	4,410	9,240	149,235
Administrator of Center and Senior Vice President and Senior Credit Administrator of the Bank (December 2009 to Present); Vice President of the Bank (September 2004 to December 2009)	2009	112,286	-	-	-	-	5,868	7,669	125,823

In the table above:

•	when we refer to "stock awards," we are referring to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Mr. Weagley received a stock award in February 2011 as part of his base compensation for 2010. He also received a stock award in February 2012 as part of his base compensation for 2011, which is not reflected in the table above (as it was granted in 2012). Each of the stock awards was fully vested on the respective grant dates;

•	when we refer to an "incentive plan", we are referring to a plan that provides compensation to incentivize performance over a specified period, whether such performance is measured by reference to our financial performance, our stock price or any other performance measure (including individual performance). A "non-equity incentive plan" is an incentive plan in which benefits are not valued by reference to FAS 123R. Our AIP and our Loan Incentive Plan are non-equity incentive plans;

•	when we refer to changes in pension values in column "h" above, we are referring to the aggregate change in the present value of the Named Officer's accumulated benefit under the Union Center National Bank Pension Plan from the measurement date used for preparing our 2008 year-end financial statements to the measurement date used for preparing our 2009 year-end financial statements (in the case of our 2009 compensation), from the measurement date used for preparing our 2009 year-end financial statements to the measurement date used for preparing our 2010 year-end financial statements (in the case of our 2010 compensation) and from the measurement date used for preparing our 2010 year-end financial statements to the measurement date used for preparing our 2011 year-end financial statements (in the case of our 2011 compensation);

•	the Named Officers did not receive any nonqualified deferred compensation earnings during 2009, 2010 or 2011; when we refer to "nonqualified deferred compensation earnings" in this table, we are referring to above-market or preferential earnings on compensation that is deferred on a basis that is not tax-qualified, such as earnings on a nonqualified defined contribution plan;

•	"all other compensation" includes the following for 2011:

▪	for Mr. Weagley: $10,800 represents expense with respect to an automobile allowance; $17,303 represents matching payments that we made under our 401(k) plan; and $943 represents premiums for group term-life insurance and disability benefits;

▪	for Mr. Tozzi: $2,500 represents expense with respect to an automobile allowance; and $710 represents premiums for group term-life insurance and disability benefits;

▪	for Mr. Patryn: $6,757 represents matching payments that were made under our 401(k) plan; and $944 represents premiums for group term-life insurance and disability benefits;

▪	for Mr. Wein: $3,000 represents expense with respect to an automobile allowance; $10,700 represents matching payments that we made under our 401(k) plan; and $1,483 represents premiums for group term-life insurance and disability benefits;

▪	for Mr. Cardone: $4,800 represents expense with respect to an automobile allowance; $7,731 represents matching payments that we made under our 401(k) plan; and $944 represents premiums for group term-life insurance and disability benefits;

▪	for Mr. Lukens: $9,119 represents matching payments that we made under our 401(k) plan; and $1,124 represents premiums for group term-life insurance and disability benefits;

Grant of Plan Based Awards

During 2011, our Named Officers did not receive stock awards or stock options, except for Anthony C. Weagley, who received a stock award on February 2, 2011 as part of his base compensation. The amounts under "Estimated Future Payouts Under Non-Equity Incentive Plan Awards" represents the threshold (minimum), target and maximum cash amounts that could have been earned by each Named Officer under the Company's AIP if specified performance targets had been attained. No amounts were paid under the Achievement Incentive Plan, or AIP, for 2011 because the goals were not met. For a description of the various performance targets, please see the description of the AIP under the Compensation Discussion and Analysis set forth above.

					All Other	All other		Grant
					Stock	Option		Date Fair
					Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Number of	Number of	or Base	Stock
		Under Non-Equity Incentive			Shares of	Securities	Price of	and
	Grant	Plan Awards			Stock or	Underlying	Stock	Option
Name	Date	Threshold	Target	Maximum	Units	Options	Awards	Awards
(a)	(b)	($)(c)	($)(d)	($)(e)	(#)(i)	(#)(j)	($/Sh)(k)	($)(l)

Anthony C. Weagley	2/2/2011	0	109,890	153,846	2,780	-	$8.995	$25,006
Vincent Tozzi	-	0	36,000	50,400	-	-	-	-
Francis R. Patryn	-	0	25,739	36,034	-	-	-	-
Arthur M. Wein	-	0	35,066	49,092	-	-	-	-
Mark S. Cardone	-	0	31,646	44,305	-	-	-	-
John J. Lukens	-	0	30,397	42,556	-	-	-	-

Outstanding Equity Awards At Year End

The following table sets forth, for each of the Named Officers, information regarding outstanding stock options and stock awards at December 31, 2011.

Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Non- Exercisable (c)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)

Anthony C. Weagley	4,631	-	$8.97	6/20/2012	-	0
	9,595	-	$10.64	10/19/2015
Vincent Tozzi	-	-	-	-	-	0
Francis R. Patryn	-	-	-	-	-	0
Arthur M. Wein	-	-	-	-	-	0
Mark S. Cardone	6,130	-	$10.64	10/19/2015	-	0
John J. Lukens	-	-	-	-	-	0

If applicable, market values are calculated in the table above by multiplying the closing market price of our common stock on the last trading day in 2011 - $9.77 - by the applicable number of shares of common stock underlying each Named Officer's stock awards.

Options Exercised and Stock Vested

The following table sets forth, for each of the Named Officers, information regarding stock options exercised during 2011 and stock awards vested during 2011. The phrase "value realized on exercise" represents the number of shares of common stock set forth in column (b) multiplied by the difference between the market price of our common stock on the date of exercise and the Named Officer's exercise price. Similarly, the phrase "value realized on vesting" represents the number of shares of common stock set forth in column (d) multiplied by the market price of our common stock on the date on which the Named Officer's stock award vested. As indicated in the table, none of the Named Officers exercised a stock option in 2011.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)

Anthony C. Weagley	-	-	2,780	25,006
Vincent Tozzi	-	-	-	-
Francis R. Patryn	-	-	-	-
Arthur M. Wein	-	-	-	-
Mark S. Cardone	-	-	-	-
John J. Lukens	-	-	-	-

Pension Benefits

The following table sets forth, for each of the Named Officers, information regarding the benefits payable under each of our plans that provides for payments or other benefits at, following, or in connection with such Named Officer's retirement. Those plans are summarized below the following table. The following table does not provide information regarding tax-qualified defined contribution plans or nonqualified defined contribution plans.

Name (a)	Plan Name (b)	Number of Years of Credited Service (#) (c)	Present Value of Accumulated Benefit ($) (d)	Payments During Last Fiscal Year ($) (e)

Anthony C. Weagley	Union Center National Bank Pension Plan Trust	24	296,825	0
Vincent Tozzi	-	-	-	-
Francis R. Patryn	Union Center National Bank Pension Plan Trust	10	176,664	0
Arthur M. Wein	-	-	-	-
Mark S. Cardone	Union Center National Bank Pension Plan Trust	7	92,767	0
John J. Lukens	Union Center National Bank Pension Plan Trust	4	66,312	0

In the table above:

•	we have determined the years of credited service based on the same pension plan measurement date that we used in preparing our audited financial statements for the year ended December 31, 2011; we refer to that date as the "Plan Measurement Date";

•	when we use the phrase "present value of accumulated benefit", we are referring to the actuarial present value of the Named Officer's accumulated benefits under our pension plans, calculated as of the Plan Measurement Date;

•	the present value of accumulated benefits shown in the table above has been determined using the assumptions set forth in our audited financial statements for the year ended December 31, 2010; and

•	column (e) refers to the dollar amount of payments and benefits actually paid or otherwise provided to the Named Officer during 2011 under our pension plans.

The Union Center National Bank Pension Trust - which we refer to as the "Pension Plan" - is intended to be a tax-qualified defined benefit plan under Section 401(a) of the Internal Revenue Code.  The Pension Plan, which has been in effect since March 15, 1950, generally covers employees of Union Center National Bank and Center Bancorp who have attained age 21 and completed one year of service.  The normal retirement (age 65) pension payable under the Pension Plan is generally equal to 44% of a participant's highest average compensation over a 5-year period.  Compensation means a participant's W-2 wages, increased by certain reductions such as 401(k) contributions.  The normal retirement benefit is proportionately reduced if a participant has less than 25 years of service at age 65.  None of our Named Officers was eligible to retire with a normal retirement pension as of December 31, 2011.

A participant may retire before or after age 65. A participant will qualify for immediate commencement of an early retirement pension if he or she retires after attaining age 60 and completing at least six years of service. A participant who completes five years of service is entitled to a vested pension commencing at normal retirement age or after meeting the early retirement requirements. Early retirement and vested pension benefits are calculated in the same manner as a normal retirement pension, but are multiplied by a fraction the numerator of which is the participant's years of service and the denominator of which is the number of years of service the participant would have accumulated through normal retirement. Benefits payable prior to normal retirement are also subject to adjustment for actuarial equivalence, using age and interest factors specified by the Pension Plan. Based upon their ages and years of service, none of our Named Officers is currently eligible for an early retirement pension under the Pension Plan.

Pension Plan benefits are generally payable in the form of a life annuity or a joint and survivor annuity.  However, a participant may elect to receive his or her pension in a lump sum.  All forms of benefit are actuarially equivalent to a single life annuity form.

Stock Option Plans

We currently maintain the 2009 Equity Incentive Plan, under which our Compensation Committee may grant "incentive stock options" as defined under the Internal Revenue Code, non-qualified stock options, restricted stock awards and restricted stock unit awards to employees, including officers, and consultants. We previously maintained our 1999 Employee Stock Incentive Plan and our 1993 Employee Stock Option Plan, both of which have expired. No additional grants may be made under those plans. We adopted all of these plans in order to attract and retain qualified officers and employees and, with respect to the 2009 Equity Incentive Plan, consultants. Under the 1999 Employee Stock Incentive Plan, our Compensation Committee was able to grant incentive stock options, non-qualified stock options and restricted stock awards to our employees, including our officers. Under the 1993 Employee Stock Option Plan, our Compensation Committee was able to grant incentive stock options and non-qualified stock options to our officers and employees.

A total of 400,000 shares of common stock were authorized for issuance under the 2009 Equity Incentive Plan. A total of 394,417 shares were available for future grants as of January 1, 2012. As of December 31, 2011, we had 163 employees, all of whom are eligible to participate in the 2009 Equity Incentive Plan. Future grants under the 2009 Equity Incentive Plan have not yet been determined. No option will be exercisable more than ten years from the date of grant and no option or other award may be granted after March 26, 2019 under our 2009 Equity Incentive Plan.

We initially had 435,153 shares of our common stock authorized for issuance under the 1999 Employee Stock Incentive Plan (as adjusted for stock splits and stock dividends) and we initially had 633,194 shares authorized for issuance under the 1993 Employee Stock Option Plan (as adjusted for stock splits and stock dividends).

The following table provides information about our common stock that may be issued upon the exercise of options, warrants and rights under our 2009 Equity Incentive Plan, 1999 Employee Stock Incentive Plan, 1993 Employee Stock Option Plan, 1993 Outside Director Stock Option Plan and 2003 Non-Employee Director Stock Option Plan as of December 31, 2011. These plans were our only equity compensation plans in existence as of December 31, 2011. As of December 31, 2011, awards could only be granted under the 2009 Equity Incentive Plan and 2003 Non-Employee Director Stock Option Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Shareholders	171,378	7.67 - 15.73	825,420
Equity Compensation Plans Not Approved by Shareholders	-	-	-
Total	171,378	7.67 - 15.73	825,420

Agreements with Named Officers

We have entered into a Non-Competition Agreement, dated as of December 2, 2010 (the "Non-Competition Agreement"), with Anthony C. Weagley, President and Chief Executive Officer and a director of Center. The Non-Competition Agreement, which has a two year term, provides that for the 12 month period immediately following Mr. Weagley's separation from service with Center, whether or not Center or the Bank has engaged Mr. Weagley as a consultant upon his separation of service, Mr. Weagley will not, directly or indirectly, as an agent, employee, owner, partner, stockholder or otherwise, compete with Center or the Bank or establish, engage in, or become interested in any business, trade or occupation that competes with Center or the Bank in the financial products or services industry in any county in any state of the U.S. in which Center's or the Bank's business is currently being conducted or is being conducted when Mr. Weagley's separation from service occurs. The Non-Competition Agreement also provides that Mr. Weagley will not solicit customers or employees during such period. In consideration for Mr. Weagley's covenant not to compete, upon his separation from service for any reason or due to retirement, Center will pay Mr. Weagley a lump sum payment equal to the aggregate of two times the annual rate of base salary then being paid to Mr. Weagley.  No amounts are payable in the event of Mr. Weagley's termination of employment as a result of death or disability.  The payments described in the Non-Competition Agreement are independent of and will be in addition to any payments required under any other plan or agreement that may be in effect between Center and Mr. Weagley at the time of separation.  Center will not be obligated to make the payments described above if Mr. Weagley voluntarily terminates his service with Center, other than for good reason, as defined in the Non-Competition Agreement. We had previously entered into an employment agreement with Mr. Weagley, which expired on December 31, 2009.

Had Mr. Weagley separated from service on December 31, 2011, he would have been entitled to receive a lump sum payment of $666,000 pursuant to the Non-Competition Agreement described above.

On April 2, 2012, Center, the Bank and Mr. Weagley entered into an employment agreement (the “Agreement”) effective as of April 4, 2012 (the “Effective Date”). Set forth below is a description of the material terms of the Agreement:

•	The term of Mr. Weagley’s employment under the Agreement commences as of the Effective Date and, subject to earlier termination in accordance with the Agreement, shall continue for one year. Thereafter, the term of the Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement will continuously be for one year unless any party thereto notifies the other parties of that party’s intent not to renew the Agreement.

•	Mr. Weagley’s base salary shall not be less than $366,300 per annum during the term of the Agreement. In addition, Mr. Weagley’s salary will be reviewed annually by the board of directors for each of Center and the Bank (collectively, the “Boards”), and, as so increased, such increased salary will be Mr. Weagley’s base salary.

•	During the term of the Agreement, Mr. Weagely will also receive an annual stock bonus award of $25,000 payable in shares of Center’s stock.

•	Mr. Weagley will also be eligible to receive an annual incentive payment in an amount determined in the Boards’ sole discretion.

If Mr. Weagley’s employment is terminated without Cause (as defined in the Agreement), he will be entitled to, among other things:

•	any fixed compensation earned and unpaid through the date of termination (the “Fixed Income Payment”);

•	any earned and unpaid, unfixed income (such as a bonus or annual incentive payment), which will be calculated based on the average of such compensation for the prior three year period immediately preceding his termination, prorated for the portion of the year completed prior to his termination (the “Unfixed Income Payment”);

•	three times the annual rate of his then current base salary (“Multiple Salary Payment”);

•	three times the average of his bonuses paid for the three fiscal preceding years (excluding any fiscal year for which a bonus was not paid) (“Multiple Bonus Payment”);

•	a monthly cash payment equal to the applicable per employee Healthcare benefits (as defined in the Agreement) for thirty-six months following termination (the “Healthcare Payment”); and

•	the full vesting of all unvested stock options and restricted stock awards (the “Vested Equity”) (the foregoing payments, the “Termination Payments”).

If, following the consummation of a Change of Control (as defined in the Agreement), a Terminating Event (as defined in the Agreement) occurs and Mr. Weagley terminates his employment within one year of such Terminating Event, he will be entitled to the Termination Payments. In the event Mr. Weagley terminates his employment for Good Reason, he will also be entitled to the Termination Payments; provided, however, that the Multiple Salary Payment and the Multiple Bonus Payment shall be one time the applicable rate for calculating those payments.

In addition, the Agreement provides that, in the sole discretion of the parties, Mr. Weagley shall provide consulting services to Center and the Bank for a period of twenty four months following his separation from Center and the Bank. The consulting services will be for, among other things, any or all phases of Center’s and the Bank’s business in which Mr. Weagley has particular expertise and knowledge.

Compensation of Directors

The following table sets forth certain information regarding the compensation we paid to our directors who served as directors during 2011, other than Mr. Weagley. For information concerning Mr. Weagley, please see the “Summary Compensation Table”. Ms. Klein retired as a director on July 8, 2011. Mr. Straus was appointed as a director effective January 1, 2011 and is not standing for re-election at the annual meeting. As previously noted, Frederick S. Fish was appointed a director on March 30, 2012, and will stand for election at the annual meeting. None of our directors received compensation under any non-equity incentive plan during 2011.

Director Compensation

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards (SI) (c)	Option Awards ($) (d)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (h)
Alexander Bol	42,700	-	6,561	-	-	49,261
James J. Kennedy	29,600	-	6,561	-	8,782	44,943
Howard Kent	35,900	-	6,561	-	8,038	50,499
Phyllis S. Klein	15,700	-	-	-	-	15,700
Nicholas Minoia	31,100	-	6,561	-	-	37,661
Harold Schechter	29,400	-	6,561	-	-	35,961
Lawrence Seidman	35,600	-	6,561	-	8,951	51,112
Alan H. Straus	22,400	-	-	-	-	22,400
William Thompson	28,800	-	6,561	-	-	35,361
Raymond Vanaria	41,200	-	6,561	-	12,723	60,484

In the table above:

•	when we refer to "Fees Earned or Paid in Cash", we are referring to all cash fees that we paid or were accrued in 2011, including annual retainer fees, committee and /or chairmanship fees and meeting fees;

•	when we refer to "stock awards" or "option awards", we are referring to the aggregate grant date fair value computed in accordance with FASB ASC Topic 718;

•	the grant date fair value for each of the option awards made to our directors during 2011 was $1.89 per share; an option covering 3,473 shares of common stock was granted to each non-employee director on March 1, 2011; the options vest in 25% increments, beginning one year after the grant date;

•	the aggregate number of option awards outstanding for each director at December 31, 2011 were for Mr. Bol, 21,665 shares; Mr. Kennedy, 27,619 shares; Mr. Kent, 10,419 shares; Ms. Klein, 0 shares; Mr. Minoia, 6,946 shares; Mr. Schechter, 13,892 shares; Mr. Seidman, 13,892 shares; Mr. Straus, 0 shares; Mr. Thompson, 21,707 shares; and Mr. Vanaria, 13,892 shares;

•	when we refer to "Change in Pension Value and Nonqualified Deferred Compensation Earnings", we are referring to the aggregate change in the present value of each director's accumulated benefit under all defined benefit and actuarial plans from the measurement date used for preparing our 2010 year-end financial statements to the measurement date used for preparing our 2011 year-end financial statements;

•	the directors did not receive any nonqualified deferred compensation earnings during 2011; and

•	the amounts in the “All Other Compensation” column for Messrs. Kennedy, Kent, Seidman and Vanaria consist of amounts we paid on behalf of these individuals for health insurance coverage.

1993 Outside Director Stock Option Plan

Our 1993 Outside Director Stock Option Plan was adopted in order to attract and retain qualified directors. Pursuant to our 1993 Outside Director Stock Option Plan, each non-employee member of our Board received a one-time stock option covering 36,181 shares of our common stock (as adjusted for stock splits and stock dividends).  These options become exercisable in three installments, commencing one year after the date of grant, at a per share exercise price equal to the fair market value of one share of our common stock on the date of grant. Such options may not be exercised more than ten years after their date of grant.  No options were permitted to be granted under our 1993 Outside Director Stock Option Plan after November 17, 2003.

We initially had 569,876 shares of our common stock authorized for issuance under our 1993 Outside Director Stock Option Plan (as adjusted for stock splits and stock dividends).

2003 Non-Employee Director Stock Option Plan

Our 2003 Non-Employee Director Stock Option Plan was adopted in order to attract and retain qualified directors.  Our 2003 Non-Employee Director Stock Option Plan initially provided that on June 1 of each year, directors who served continuously on our Board during the twelve months immediately preceding such date and who were not employed by us or any of our subsidiaries during that twelve month period would be granted a stock option covering 3,000 shares of common stock.  These options vest over a four year period, subject to acceleration in certain instances.  For an eligible director who remained on our Board for the periods listed below, the operation of the 2003 Non-Employee Director Stock Option Plan as initially adopted would be as follows:

Date	Effect

June 1, 2004	An option covering 3,000 shares is granted; we will refer to this option as "Option A"; no shares are purchasable under Option A.

June 1, 2005	An option covering 3,000 shares is granted; we will refer to this option as "Option B"); 750 shares are purchasable under Option A; and no shares are purchasable under Option B.

June 1, 2006	An option covering 3,000 shares is granted; we will refer to this option as "Option C"; 1,500 shares are purchasable under Option A; 750 shares are purchasable under Option B; and no shares are purchasable under Option C.

June 1, 2007	An option covering 3,000 shares is granted; we will refer to this option as "Option D"; 2,250 shares are purchasable under Option A; 1,500 shares are purchasable under Option B; 750 shares are purchasable under Option C; and no shares are purchasable under Option D.

During 2004, 2005, 2006 and 2007, after giving effect to stock splits and stock dividends, we granted options covering 3,308, 3,473, 3,473 and 3,473 shares, respectively, to each non-employee member of our Board pursuant to our 2003 Non-Employee Director Stock Option Plan.

On February 28, 2008, our Board adopted amendments to the 2003 Non-Employee Director Stock Option Plan providing that options covering 3,473 shares would be granted on March 1 of each year, commencing March 1, 2008, to directors who served continuously on our Board during the six months immediately preceding such date and who were not employed by us or any of our subsidiaries during that six month period. No changes were made to the vesting provisions of the 2003 Non-Employee Director Stock Option Plan.

All of the options granted in 2006 and 2007 are fully exercisable, three quarters of the options granted in 2008, one half of the options granted in 2009, one half of the options granted in 2010 and one quarter of the options granted in 2011 are exercisable on or before April 1, 2012. We initially had 551,250 shares of our common stock authorized for issuance under our 2003 Non-Employee Director Stock Option Plan (as adjusted for stock splits and stock dividends) and 438,986 shares remained available for grant as of January 1, 2012.

During 2011, there were no fees paid to any director of Center Bancorp for any meeting of the Center Bancorp Board of Directors. The chairman of the Audit Committee and the chairman of the Compensation Committee received $600 for each committee meeting attended.  Members of the Audit Committee and the Compensation Committee received $400 for each committee meeting attended. Alexander A. Bol, Chairman of the Board of Union Center National Bank, received a $16,000 annual retainer and $1,000 for each meeting of Union Center National Bank's Board that he attended.  Raymond Vanaria, Vice-Chairman of the Board of Union Center National Bank, received a $12,000 retainer and $900 for each meeting of Union Center National Bank’s Board that he attended. All other directors of Union Center National Bank who are not officers of the Bank received an $8,000 annual retainer and $900 for each meeting of the Union Center National Bank Board that they attended.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Alexander A. Bol, Lawrence B. Seidman, Harold Schechter (since July 28, 2011) and William A. Thompson. Of the persons named, only Mr. Bol has served as an officer and/or employee of Center Bancorp or Union Center National Bank.  Phyllis S. Klein, who served as a director until her resignation on July 8, 2011, also served on the Compensation Committee during 2011.  Mr. Weagley participates in determinations regarding compensation of all employees other than himself.

Certain of our directors and officers and their associates have had loan transactions with Union Center National Bank in the ordinary course of business during 2011. All such transactions with these directors and officers and their associates were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time of such transactions for comparable persons not related to us or Union Center National Bank and did not involve more than a normal risk of collectability or present other unfavorable features.

Policies and Procedures Concerning Related Party Transactions

The Audit Committee of the Board of Directors has adopted written procedures governing related party transactions.  The procedures include the following:

•	all related party transactions that have been previously approved by the full Board of Directors will not be included in the transactions that are approved by the Audit Committee;

•	any single related party transaction up to $10,000 is automatically deemed to be pre-approved by the Audit Committee;

•	the Chairman of the Audit Committee is authorized to approve, prior to payment, related party transactions over $10,000 but not exceeding $50,000, and may override any previously approved transaction; and

•	related party transactions over $50,000 must be approved, prior to payment, by a majority of the members of the Audit Committee.

For additional procedures, see the Audit Committee Charter, which was attached to the 2010 proxy statement as Annex B.  The Audit Committee reviews related party transactions at least on a monthly basis.  By "related party transaction," we mean a transaction between the Company or any of its subsidiaries, on the one hand, and an executive officer, director or immediate family member of an executive officer or a director, on the other hand.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information provided under the caption "Compensation Discussion and Analysis" set forth above.  Based on that review and those discussions, the Compensation Committee recommended to our Board that such "Compensation Discussion and Analysis" be included in this proxy statement.

In addition, in accordance with U.S. Treasury regulations applicable to participants in the TARP Capital Purchase Program, in which the Company participated in 2011, the Compensation Committee of Center Bancorp's Board of Directors certifies that:

(1)	It has reviewed with senior risk officers the senior executive officer (SEO) compensation plans and has made all reasonable efforts to ensure that these plans do not encourage SEOs to take unnecessary and excessive risks that threaten the value of Center Bancorp.

(2)	It has reviewed with senior risk officers the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks that the plans pose to Center Bancorp.

(3)	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage manipulation of reported earnings of Center Bancorp to enhance the compensation of any employee.

As required under Treasury's initial interim final rule related to the TARP executive compensation limitations issued in October 2008, the Company's Senior Risk Officer in May 2009 reviewed with the Committee, at the direction of the Company's primary federal regulator, the Company's executive incentive compensation plans to ensure that the Company's executive officers were not encouraged to take unnecessary and excessive risks that could threaten the value of the Company. As required by the June 2009 interim final rule, the Committee engaged in December 2009, with the assistance of the Company's Senior Risk Officer, in a broader review that included all of the Company's incentive compensation plans for all employees. This latter review included discussion, evaluation and review of the plans applicable to the Company's senior executive officers and other eligible officers to ensure that such plans do not encourage such officers to take unnecessary and excessive risks that threaten the value of the Company; discussion, evaluation and review of all employee plans in light of the risks posed to the Company by such plans and how to limit such risks (including ensuring the plans do not encourage behavior focused on short-term results rather than long-term value creation); and discussion, evaluation and review of all employee plans to ensure the plans do not encourage the manipulation of reported earnings to enhance the compensation of any of the Company's employees.

In meeting with the Company's Senior Risk Officer and other members of executive management, the Committee identified the Company's senior executive officer compensation plans. For 2011, these plans were the Achievement Incentive Plan ("AIP") and the Loan Incentive Plan. The Committee also reviewed the Company's other non-senior executive officer compensation plan, the 2011 Branch Management Incentive Compensation Program and the Mortgage Lender Incentive Plan. See the Compensation Discussion and Analysis for the services provided by our consultant in 2011.

The Committee's review of the Company's AIP concluded with a determination by the Committee that the plan did not encourage unnecessary and excessive risks that threatened the value of the Company and did not encourage manipulation of the Company's reported earnings to enhance the compensation of any of the Company's employees. The AIP contained a soundness threshold that conditions any incentive payments to any plan participants on attaining very specific quantifiable goals verified by the CEO and Board of Directors. The review concluded that the exclusion of the CEO, due to TARP limitations, who must approve all awards under the Plan, provided a significant restraint to actions resulting in inappropriately higher risk to the Company. Furthermore, the plan limits the maximum amount of payout and participant inclusion in the Plan is determined annually and inclusion in one year does not guarantee inclusion in subsequent years, thus further limiting the risk to the Company. In connection with the review in December 2009, it was noted that the Company's chief executive officer was subject to the cash bonus prohibition for the TARP period, and thus not eligible to participate in the AIP. The December 2009 review recommended consideration of certain changes, including a minimum Company profitability requirement. The review also concluded that consideration be given to adopting a pooled incentive derived from the financial statements, which would allow for better peer comparisons. These recommendations will be included in any future plans and incorporated in existing plans as appropriate.  The Committee, with the assistance of the Senior Risk Officer, conducted similar reviews in June of 2010, December of 2010, June of 2011 and a final review in December 2011 as required by TARP. These reviews also concluded that no unnecessary risks were present and that the plans had sufficient controls in place to manage acceptable risk.  In light of the Company's performance, the Compensation Committee and our Board of Director's determined that no AIP awards for 2009, 2010 or 2011 would be granted to any of the SEOs participating in the AIP due to overall Company performance falling short of budget expectations.

The review of the Company's Loan Incentive Plan, which was modified during 2009 to incorporate additional risk mitigators, concluded with a determination by the Committee that the plan did not encourage unnecessary or excessive risks that threatened the value of the Company or that encouraged the manipulation of the Company's earnings to enhance the compensation of any of the Company's loan officers. Similar reviews in June of 2010, December of 2010, June of 2011 and a final review in December 2011as required under TARP determined the plan did not encourage unnecessary or excessive risks that threatened the value of the Company or that encouraged the manipulation of the Company's earnings to enhance the compensation of any of the Company's loan officers. The Company requires participants to be in good standing and prohibits awards based on transactions approved solely under the officer's authority.  Additionally, the plan requires that awards will be eligible only for loans that meet safety and soundness underwriting standards. Incentive awards earned under the plan may be adjusted based on current and historical credit quality results as measured by actual delinquency levels. Unacceptable performance in subsequent periods allows the Company to recover ("clawback") previously paid awards. The Company believes that there are adequate controls and clawback provisions embedded within the plan to mitigate the risk associated with the plan. Officers that participate in the Loan Incentive Plan do not participate in the AIP. The December 2009 and subsequent reviews recommended incorporating a deferral feature to allow for the evaluation of the time horizon associated with realizing the impact of loans generated in the current period. To date, the Company has not modified the plans to incorporate a deferral feature, preferring to limit the amount of awards available under the plan until such time as performance justifies meaningful awards. During 2011, the Company adopted the Residential Mortgage Lenders Incentive Plan with the assistance of the compensation consultant. Special attention was provided to ensure the plan complied with the recently enacted Dodd-Frank Act (effective April, 2012), revised provisions of Regulation Z (effective April, 2011) related to consumer safety and loan originations and the Fair Labor Standards Act concerning minimum wage requirements for exempt and non-exempt employees. The plan awards incentives for loan production without regard to the specific type of loan or size of the loan. Credit quality and delinquent payments are also components of the plan intended to minimize risk to the customer and the Company. Participants in the Residential Mortgage Lenders Incentive Plan do not participate in any other incentive plan offered by the Company. The December, 2011 review of the Company’s incentive plans determined the plan did not encourage unnecessary risks that threatened the value of the Company or that encouraged the participants to manipulate documentation to enhance their awards.

After its review of these incentive compensation arrangements, the Committee was able to conclude that none of these arrangements encourage manipulation of the Company's reported earnings to enhance the compensation of any of the Company's employees.

Alexander A. Bol

Harold Schechter

Lawrence B. Seidman

William A. Thompson

Other Compensation Committee Matters

Charter.  Our Board of Directors has defined the duties of its Compensation Committee in a charter. A copy of the current Compensation Committee charter was attached to our 2010 proxy statement as Annex A; the charter is not presently included on our Web site.

Authority, Processes and Procedures.   Our Compensation Committee is responsible for administering our equity compensation plans, for establishing the compensation of our president and chief executive officer and for recommending to the Board the compensation of our other executive officers.  Our Compensation Committee also establishes policies and monitors compensation for our employees in general.  While the Compensation Committee may, and does in fact, delegate authority with respect to the compensation of employees in general, the Compensation Committee retains overall supervisory responsibility for employee compensation. With respect to executive compensation, the Compensation Committee receives recommendations and information from senior staff members, as well as outside compensation consultants, regarding issues relevant to determinations made by the Compensation Committee. Mr. Weagley participates in Committee deliberations regarding the compensation of other executive officers, but does not participate in deliberations regarding his own compensation.

Consultants.  The Compensation Committee recognizes that it is essential to receive objective advice from an outside compensation consultant. Currently, the Committee has engaged Meyer Chatfield Compensation Advisors (MCCA), an independent compensation consulting firm strictly devoted to the community banking industry, as its outside consultant. MCCA was engaged by the Compensation Committee and does not take direction from the executives, unless specifically advised to do so at the direction of the Compensation Committee.

Under the terms of this engagement, MCCA is required to obtain the prior approval of the Compensation Committee before MCCA performs any non-executive compensation related services to the Company. MCCA will report to the Compensation Committee any such services and fees annually and upon the reasonable request of the Committee. The Compensation Committee determines whether MCCA's advice is objective and free from the influence of management. The Compensation Committee also closely examines the safeguards and steps MCCA takes to ensure that its executive compensation consulting services are objective. The Compensation Committee takes into consideration that:

•	The Compensation Committee directly hired and has the authority to terminate MCCA's engagement;

•	The Compensation Committee solely determined the terms and conditions of MCCA's engagement, including the fees charged;

•	The MCCA consultant is engaged by and reports directly to the Compensation Committee;

•	The MCCA consultant has direct access to members of the Compensation Committee during and between meetings;

•	MCCA does not provide any other services provided to the Bank, its directors or executives; and

•	Interactions between the MCCA consultant and management generally are limited to discussions on behalf of the Compensation Committee and information presented to the Compensation Committee for approval.

MCCA provided Management and the Committee with market data related to base salaries for all other employees to facilitate salary administration and appropriate cash incentives. Additionally, MCCA assisted with the design of a Mortgage Lender's Incentive Plan, TARP certifications and certain executive agreements, including a Non- Compete Agreement. MCCA provided additional information to the Committee as the Committee directed.

Audit Committee Matters

Charter.  Our Board of Directors has established a separately-designated standing Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Our Board of Directors has defined the duties of its Audit Committee in a charter.  A copy of the current Audit Committee charter was attached to our 2010 proxy statement as Annex B; the charter is not presently included on our Web site.

Independence of Audit Committee Members.  Our common stock is listed on the Nasdaq Global Select Market and Center Bancorp is governed by the listing standards applicable thereto. All members of the Audit Committee of the Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace Rules and under the SEC's Rule 10A-3.

Audit Committee Financial Expert. Our Board of Directors has determined that one of the members of the Audit Committee, Raymond Vanaria, constitutes an "audit committee financial expert", as such term is defined by the SEC. As noted above, Mr. Vanaria - as well as the other members of the Audit Committee - has been determined to be "independent".

Audit Committee  Report.  In connection with the preparation and filing of Center Bancorp's Annual Report on Form 10-K for the year ended December 31, 2011:

(1)	the Audit Committee reviewed and discussed the audited financial statements with our management;

(2)	the Audit Committee discussed with our independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended;

(3)	the Audit Committee received and reviewed the written disclosures and the letter from our independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with our independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence; and

(4)	based on the review and discussions referred to above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2011.

By: The Audit Committee of the Board of Directors

James J. Kennedy

Howard Kent

Harold Schechter

William Thompson

Raymond Vanaria

Accounting Fees and Other Accounting Matters

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee's charter, all audit and audit-related work and all non-audit work performed by our principal independent accountant is approved in advance by the Audit Committee, including the proposed fees for such work. The Audit Committee is informed of each service actually rendered that was approved through its pre-approval process.

Audit Fees. Audit fees billed or expected to be billed to us by our principal independent accountant for the audit of the financial statements included in our Annual Report on Form 10-K for the years ended December 31, 2010 and 2011, and reviews of the financial statements included in our Quarterly Reports on Form 10-Q during 2010 and 2011, totaled $255,299 and $267,816, respectively.

Audit-Related Fees. A total of $116,676 and $31,577 in audit-related fees was billed for fiscal years 2010 and 2011, respectively. Such services are defined as services which are reasonably related to the performance of the audit or review of our financial statements but are not reported under the immediately preceding paragraph.

Tax Fees. We were billed an aggregate of $25,984 and $23,083 by our principal independent accountant for the fiscal years ended December 31, 2010 and 2011, respectively, for tax services, principally representing advice regarding the preparation of income tax returns.

All Other Fees. We were billed $0 and $19,500 by our principal independent accountant for the fiscal years ended December 31, 2010 and 2011, respectively, for all services not covered in the immediately three preceding paragraphs.

Other Matters. The Audit Committee has determined that the provision of all services provided by our principal independent accountant during the years ended December 31, 2010 and December 31, 2011 is compatible with maintaining the independence of our principal independent accountant.

Nominating Committee Matters

Independence of Nominating Committee Members.  All members of the Nominating Committee of our Board of Directors have been determined to be "independent directors" pursuant to the definition contained in Rule 4200(a)(15) of the National Association of Securities Dealers' Marketplace rules.

Procedures for Considering Nominations Made by Shareholders.  The Nominating Committee's charter describes procedures for nominations to be submitted by shareholders and other third-parties, other than candidates who have previously served on the Board or who are recommended by the Board. The charter states that a nomination must be delivered to our corporate Secretary at the principal executive offices of Center Bancorp not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made by us. The public announcement of an adjournment or postponement of an annual meeting will not commence a new time period (or extend any time period) for the giving of a notice as described above. The charter requires a nomination notice to set forth as to each person whom the proponent proposes to nominate for election as a director: (a) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Schedule 14A under the Securities Exchange Act of 1934, as amended (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director it elected), and (b) information that will enable the Nominating Committee to determine whether the candidate or candidates satisfy the criteria established pursuant to the charter for director candidates.

Qualifications.  The charter describes the minimum qualifications for nominees and the qualities or skills that are necessary for directors to possess. Each nominee:

•	must satisfy any legal requirements applicable to members of the Board;

•	must have business or professional experience that will enable such nominee to provide useful input to the Board in its deliberations;

•	must have a reputation, in one or more of the communities serviced by Center Bancorp and its subsidiaries, for honesty and ethical conduct;

•	must have a working knowledge of the types of responsibilities expected of members of the board of directors of a bank holding company; and

•	must have experience, either as a member of the board of directors of another public or private company or in another capacity that demonstrates the nominee's capacity to serve in a fiduciary position.

Identification and Evaluation of Candidates for the Board.  Candidates to serve on the Board will be identified from all available sources, including recommendations made by shareholders.  The Nominating Committee's charter provides that there will be no differences in the manner in which the nominating committee evaluates nominees recommended by shareholders and nominees recommended by the Committee or management, except that no specific process shall be mandated with respect to the nomination of any individuals who have previously served on the Board. The evaluation process for individuals other than existing Board members will include:

•	a review of the information provided to the Nominating Committee by the proponent;
•	if requested, a review of reference letters from at least two sources determined to be reputable by the Nominating Committee; and
•	a personal interview of the candidate,

together with a review of such other information as the Nominating Committee shall determine to be relevant.

Third Party Recommendations.  In connection with the 2011 annual meeting, the Nominating Committee did not receive any nominations from any shareholder or group of shareholders which owned more than 5% of our common stock for at least one year.

Charter.  Our Board of Directors has defined the duties of its Nominating Committee in a charter. A copy of the current Nominating Committee charter was attached to our 2010 proxy statement as Annex C; the charter is not presently included on our Web site.

Code of Ethics

We are required to disclose whether we have adopted a code of ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. We have adopted such a code of ethics and have posted a copy of the code on our internet website at the internet address: http://www.ucnb.com. Copies of the code may be obtained free of charge from our website at the above internet address.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons holding more than 10% of a registered class of the equity securities of Center Bancorp to file with the SEC and to provide us with initial reports of ownership, reports of changes in ownership and annual reports of ownership of our common stock and other equity securities. As a result of the adoption of the Sarbanes-Oxley Act of 2002, the reporting obligations with respect to certain transactions were accelerated to 48 business hours after the transaction. Based solely upon a review of such reports furnished to us, we believe that all such Section 16(a) reports were timely filed with respect to the year ended December 31, 2011, except that director Lawrence Seidman inadvertently reported three stock purchases late, director Howard Kent inadvertently reported one stock purchase late and Anthony Weagley inadvertently reported one stock purchase late.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF

PARENTEBEARD LLC AS THE COMPANY'S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2012

Action will be taken at the Annual Meeting to ratify the selection of ParenteBeard LLC as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. ParenteBeard LLC was created when two accounting firms, Parente Randolph and Beard Miller Company, combined on October 1, 2009. Beard Miller Company had served as the Company's independent auditors since May 5, 2006. The Company has been advised by ParenteBeard LLC that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in the Company. We are asking our shareholders to ratify the selection of ParenteBeard LLC as our independent registered public accounting firm. Although ratification is not required by our Bylaws or otherwise, the Board considers the selection of the independent registered accounting firm to be an important matter of shareholder concern and is submitting the selection of ParenteBeard LLC to our shareholders for ratification as a matter of good corporate practice.

Approval of the ratification of ParenteBeard LLC as the Company's independent registered public accounting firm for 2012 will require the affirmative vote of a majority of the votes cast at the Annual Meeting.  Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the outcome of the voting.

Representatives of ParenteBeard LLC are expected to be present at the Annual Meeting, will be afforded the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

Background of the Proposal

The Dodd-Frank Wall Street Reform and Consumer Protection Act and the SEC rules issued thereunder require shareholders of public companies to vote, on an advisory basis, to approve executive compensation as disclosed in the proxy statement.

Accordingly, Center Bancorp’s shareholders are being asked to approve the compensation of Center Bancorp’s executives as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.

Executive Compensation

We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders.

Shareholders are encouraged to carefully review the "Executive Compensation" section of this Proxy Statement for a detailed discussion of the Company's executive compensation program.

The proposal set forth below, which is advisory and will not bind the Board, gives Center Bancorp’s shareholders the opportunity to vote on the compensation of our executives.

Upon the recommendation of the Board of Directors, Center Bancorp asks shareholders to consider the following resolution:

“Resolved, that the shareholders of Center Bancorp, Inc. approve the compensation of Center Bancorp’s executives, as described in the Company’s proxy statement for the 2012 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis, the various compensation tables and the related narrative disclosures.”

Vote Required; Effect

Approval of the compensation of the Company's executives will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non votes will not be counted as votes cast and therefore will not affect the determination as to whether such compensation is approved. Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" PROPOSAL 3.

PROPOSAL 4

ADVISORY VOTE ON FREQUENCY OF SAY ON PAY VOTES

As described in Proposal 3 above, the Company’s shareholders are being provided the opportunity to cast an advisory vote to approve the Company’s executive compensation. The advisory vote on executive compensation described in Proposal 3 above is referred to as a “Say-on-Pay” vote. This Proposal 4 affords shareholders the opportunity to cast an advisory vote on how often the Company should include a Say-on-Pay vote in its proxy materials in the future. Under this Proposal 4, shareholders may vote to have the Say-on-Pay vote every year, every two years or every three years.

The Board of Directors believes that its Say-on-Pay vote should be conducted every two years. The Compensation Committee, which administers the executive compensation program, values the opinions expressed by shareholders in these votes, and even though non-binding, will continue to consider the outcome of these votes in making its decisions on executive compensation.

The Board of Directors believes an advisory vote to approve our executive officer compensation should occur every two years and recommends a vote FOR the following resolution:

“RESOLVED, that future shareholder advisory votes regarding the compensation paid to the Company’s named executive officers shall be held every two years.”

Vote Required; Effect

With respect to Proposal 4, the option of one year, two years or three years that receives the highest number of votes cast will be the frequency of the vote on the compensation of our named executive officers that has been approved by the shareholders on an advisory basis.  With respect to Proposal 4, only those votes cast (for annual votes, votes every two years or votes every three years) will be included. Abstentions and broker non-votes will be counted only for the purpose of determining whether a quorum is present at the Annual Meeting.

Because this shareholder vote is advisory, it will not be binding upon the Board of Directors. However, the Board will take into account the outcome of the vote. As indicated above, the Board is recommending that shareholders vote for an advisory vote to approve executive compensation every two years.

The Board of Directors recommends a vote "FOR" Proposal 4.

INDEPENDENT PUBLIC AUDITORS

The Audit Committee of our Board of Directors has appointed ParenteBeard LLC to perform the function of independent public auditors for the year ending December 31, 2012.  See Proposal 2.  Representatives of ParenteBeard LLC are expected to attend our annual meeting and will be available to respond to appropriate questions of shareholders.  Such representatives will have an opportunity to make a statement at the annual meeting if they so desire.

SHAREHOLDER MATTERS

If a shareholder intends to present a proposal at our 2013 Annual Meeting of shareholders, the proposal must be received by us at our principal executive offices not later than December 17, 2012 in order for that proposal to be included in the proxy statement and form of proxy relating to that meeting, and by March 2, 2013 in order for the proposal to be considered at our 2013 annual meeting of shareholders (but not included in the proxy statement or form of proxy for such meeting).  Any shareholder proposal which is received after those dates or which otherwise fails to meet the requirements for shareholder proposals established by regulations of the SEC will neither be included in the proxy statement or form of proxy, nor be considered at the meeting.  For a description of procedures for nominations to be submitted by shareholders, see "Nominating Committee Matters."

Our Board has established a procedure that enables shareholders to communicate in writing with members of the Board. Any such communication should be addressed to the Chairman of the Board of Center Bancorp and should be sent to such individual c/o Center Bancorp, Inc., 2455 Morris Avenue, Union, New Jersey 07083. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by our Board, upon the Chairman's receipt of such a communication, our corporate Secretary will send a copy of such communication to each member of our Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of our Board held more than two days after such communication has been distributed, our Board will consider the substance of any such communication.

Our Board members are encouraged, but not required by any specific Board policy, to attend Center Bancorp's annual meeting of shareholders. All of the then current members of our Board attended our 2011 annual meeting of shareholders.

OTHER MATTERS

Our Board is not aware that any other matters are to be presented for action, but if any other matters properly come before the Annual Meeting, or any adjournments thereof, the holder of any proxy is authorized to vote thereon at his or her discretion.

A copy of the Annual Report of Center Bancorp and Union Center National Bank for the year ended  December  31,  2011 is being mailed to shareholders with this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2011 (EXCLUDING EXHIBITS) WILL BE FURNISHED WITHOUT CHARGE TO ANY SHAREHOLDER MAKING A WRITTEN REQUEST FOR THE SAME TO JOSEPH GANGEMI, INVESTOR RELATIONS OFFICER, CENTER BANCORP, INC., 2455 MORRIS AVENUE, UNION, NEW JERSEY 07083.

By Order of the Board of Directors

/s/ Anthony C. Weagley
Anthony C. Weagley
President and Chief Executive Officer
Dated: April 16, 2012

CENTER BANCORP, INC.

Proxy For Annual Meeting of Shareholders

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned shareholder of Center Bancorp, Inc., Union, New Jersey, do hereby constitute and appoint Joseph Gangemi and Arthur M. Wein, or any one of them (with full power to act alone), my true and lawful attorney(s) with full power of substitution for me and in my name, place and stead to vote all of the common stock of said corporation standing in my name on its books on April 2, 2012, at the annual meeting of shareholders to be held at Suburban Golf Club, 1730 Morris Avenue, Union, New Jersey 07083 on May 24, 2012 at 9:00 o'clock a.m. or at any adjournments thereof, with all powers the undersigned would possess if personally present, as shown on the reverse side.

(See Reverse Side)

Please date, sign and mail your proxy card back as soon as possible!

Annual Meeting of Shareholders - May 24, 2012

CENTER BANCORP, INC.

☐ Please mark your

votes as in this

example.

This proxy is being solicited on behalf of the Board of Directors and may be revoked prior to its exercise.

1. Election of Directors for one year terms ending in 2012

Nominees: Alexander A. Bol, Anthony C. Weagley, Frederick S. Fish, James J. Kennedy, Howard Kent, Nicholas Minoia, Harold Schechter, Lawrence B. Seidman, William A. Thompson and Raymond Vanaria.

Instruction: to withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

Grant Authority	Withhold Authority
for all nominees	for all nominees
☐	☐

2.  For ratification of ParenteBeard LLC as Center Bancorp's independent auditors for 2012.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3. To vote, on an advisory basis, to approve the executive compensation of Center Bancorp's named executive officers, as described in this proxy statement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

4. To seek a non-binding vote on how often Center Bancorp will conduct the non-binding vote to approve executive compensation.

EVERY YEAR	EVERY TWO YEARS	EVERY THREE YEARS	ABSTAIN
☐	☐	☐	☐

5. Other Business - Whatever other business may be brought before the meeting or any adjournment thereof.

If any other business is properly presented at said meeting, this proxy shall be voted in accordance with the recommendations of management. Unless otherwise specified, execution of this proxy will confer authority to the persons named herein as proxies to vote shares in favor of the Board's nominees for directors, in favor of proposals 2 and 3 and, with respect to proposal 4, “Every two year.”

Important: To assure your representation at the meeting, please date, sign and mail this proxy promptly in the envelope provided.

Note: When signing as attorney, executor, administrator, trustee or guardian, please give full titles. If more than one trustee, all should sign. All joint owners should sign.

Signature: ________________________

Signature:_________________________

Dated: __________, 2012

Important notice regarding the availability of proxy materials for the 2012 annual meeting of shareholders: The Proxy Statement for the 2012 annual meeting of Shareholders and our 2011 Annual Report to Shareholders are available at: http://www.rtcoproxy.com/cnbc.